As filed with the Securities and Exchange Commission on March 9, 2005

Registration No. 333- 69347

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Matria Healthcare, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-2091331
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1850 Parkway Place
Marietta, Georgia 30067
(770) 767-4500
(Address of principal executive offices, including zip code, and telephone number)

MATRIA HEALTHCARE, INC. 1997 STOCK
INCENTIVE PLAN AND CERTAIN NON-PLAN OPTION GRANTS
(Full title of the plan)

Copies to:
Roberta L. McCaw	James L. Smith, III
Matria Healthcare, inc.	Troutman Sanders LLP
1850 Parkway Place	600 Peachtree Street
Marietta, Georgia 30067	Atlanta, Georgia 30308
(Name, address, including zip code, and
telephone number, including area code,
of agent for service)

POST-EFFECTIVE AMENDMENT NO. 1

     This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by Matria Healthcare, Inc., a Delaware corporation (the “Predecessor Registrant”), of a holding company form of organizational structure. The holding company organizational structure was implemented by the merger (the “Merger”) in accordance with Section 251(g) of the Delaware General Corporation Law, of Matria MergerSub, Inc., a Delaware corporation, with and into the Predecessor Registrant, with the Predecessor Registrant being the surviving corporation. In the Merger, which was consummated on December 31, 2004 (the “Effective Time”), each share of the issued and outstanding common stock of the Predecessor Registrant was converted into one share of common stock of Matria Holding Company, Inc., a Delaware corporation (the “Registrant”), which immediately after the Merger changed its name to Matria Healthcare, Inc. Pursuant to the Merger, the Predecessor Registrant became a direct, wholly-owned subsidiary of the Registrant and changed its name to Matria Women’s and Children’s Health, Inc.

     This Post-Effective Amendment No. 1 to Form S-8 pertains to the adoption by Registrant of Registration No. 333-69347, originally covering 2,367,150 shares of Predecessor Registrant’s common stock (3,550,725 shares of the Registrant’s common stock after giving effect to a three-for-two stock split effected in the form of a stock dividend on February 4, 2005).

     In accordance with Rule 414, the Registrant, as the successor issuer, expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The information required by Part I of Form S-8 (plan information and registrant information and plan annual information) to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

     The following documents previously filed with the Securities and Exchange Commission by the Predecessor Registrant or the Registrant are hereby incorporated by reference in this registration statement:

          (a) the Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2004;

          (b) the Predecessor Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2004, June 30, 2004 and March 31, 2004, as filed with the Commission on November 8, 2004, August 9, 2004 and May 7, 2004, respectively;

          (c) the Predecessor Registrant’s Current Reports on Form 8-K, dated October 19, 2004, July 15, 2004, June 24, 2004, May 4, 2004, May 6, 2004 and March 30, 2004 (excluding the portion furnished under Item 9, Regulation FD Disclosure)

          (d) the Registrant’s Current Reports on Form 8-K dated January 6, 2005 and January 21, 2004; and

          (e) the description of the Registrant’s capital stock contained in the Registration Statement No. 333-90822 on Form S-3, as amended by Registrant’s Post-Effective Amendment No. 3 filed with the Commission February 22, 2005, and as it may be amended by any amendment or report filed subsequent to the date of this Registration Statement for the purpose of updating such description.

     In addition, all documents filed subsequent to the date of this Registration Statement by the undersigned Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the filing of a post-effective amendment hereto which either indicates that all shares of common stock offered hereby have been sold or deregisters any shares of such common stock then remaining, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from their respective dates of filing. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

     Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

     The legality of the shares offered hereby is being passed upon for the Registrant by Troutman Sanders LLP, Atlanta, Georgia. Carl E. Sanders, a director of the Registrant and the Chairman of Troutman Sanders LLP, is the beneficial owner of 62,087 shares of the Common Stock of the Registrant.

ITEM 6. Indemnification of Directors and Officers.

     The General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal actions, had no reasonable cause to believe was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney’s fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers.

     The Registrant’s Certificate of Incorporation provides that Registrant shall, to the fullest extent permitted by law, indemnify its directors and officers against any liability, losses or related expenses which they may incur by reason of serving or having served as directors and officers of Registrant. The Registrant’s Certificate of Incorporation limits Registrant’s directors’ liability for monetary damages to Registrant and its stockholders for breaches of fiduciary duty to the fullest extent permitted under the DGCL. The DGCL permits Delaware corporations to include in their certificate of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) for transactions in which the director received an improper personal benefit.

     The Registrant’s Bylaws provide that each person who is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Registrant, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all costs, charges, expenses, liabilities and losses reasonably incurred or suffered by such person in connection therewith, and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; provided, however, that Registrant will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by Registrant’s Board of Directors. The right to indemnification is a contract right and includes the right to be paid by Registrant the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding will be made only upon delivery to Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it will ultimately be determined that such director or officer is not entitled to be indemnified. The Registrant may provide indemnification to employees and agents of Registrant with the same scope and effect as the foregoing indemnification of directors and officers.

     The indemnification rights conferred by the Registrant’s Certificate of Incorporation and Bylaws are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Registrant maintains an insurance policy on behalf of its directors and officers insuring against certain liabilities including liabilities arising under the Securities Act.

ITEM 7. Exemption from Registration Claimed.

     Not applicable.

ITEM 8. Exhibits.

     A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index and is incorporated herein by reference.

ITEM 9. Undertakings.

          (a) Rule 415 offerings. The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Filing of Registration Statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on March 9, 2005.

MATRIA HEALTHCARE, INC.

By:	/s/ Parker H. Petit

Parker H. Petit
Chairman of the Board and Chief
Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Parker H. Petit and Stephen M. Mengert, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Parker H. Petit Parker H. Petit	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 9, 2005
/s/ Stephen M. Mengert Stephen M. Mengert	Vice President-Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 9, 2005
/s/ Joseph G. Bleser Joseph G. Bleser	Director	March 9, 2005
/s/ Frederick E. Cooper Frederick E. Cooper	Director	March 9, 2005
/s/ Guy W. Millner Guy W. Millner	Director	March 9, 2005

Signatures	Title	Date
/s/ Carl E. Sanders Carl E. Sanders	Director	March 9, 2005
/s/ Thomas S. Stribling Thomas S. Stribling	Director	March 9, 2005
/s/ Donald W. Weber Donald W. Weber	Director	March 9, 2005
/s/ Morris S. Weeden Morris S. Weeden	Director	March 9, 2005
/s/ Wayne P. Yetter Wayne P. Yetter	Director	March 9, 2005
/s/ Frederick P. Zuspan, M.D. Frederick P. Zuspan, M.D.	Director	March 9, 2005

     EXHIBIT INDEX

Exhibit
Number	Description
4.1	Matria Healthcare, Inc. 1997 Stock Incentive Plan and Certain Non-Plan Option Grants incorporated by reference to Exhibit A to the Predecessor Registrant’s Definitive Proxy Statement filed with the Commission April 16, 1998.

4.2	Rights Agreement dated December 31, 2004 between the Registrant and SunTrust Bank, incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2005.

5.1	Opinion of Troutman Sanders LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Troutman Sanders LLP (contained in opinion filed in Exhibit 5.1).